Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

11682 El Camino Real, Suite 200

San Diego, CA 92130

March 22, 2023

Acer Therapeutics Inc.

One Gateway Center, Suite 356

300 Washington Street

Newton, MA 02458

Ladies and Gentlemen:

We are acting as counsel for Acer Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the offer and sale of (i) 2,335,000 shares (the “Shares”) of common stock, $0.0001 par value per share, of the Company (the “Common Stock”), all of which are authorized but heretofore unissued shares, (ii) pre-funded warrants (the “Warrants”) to purchase up to 585,306 shares of Common Stock, all of which are authorized but heretofore unissued shares (the “Warrant Shares”) and (iii) the Warrant Shares, in each case pursuant to the Registration Statement on Form S-3 (Registration No. 333-261342), as amended by Amendment No. 1 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”), and the related prospectus dated December 7, 2021, as supplemented by the prospectus supplement dated March 21, 2023, relating to the offer and sale of the Shares and the Warrants and the issuance of the Warrant Shares (as so supplemented, the “Prospectus”).

We have reviewed the Agreement, the form of Warrant, the Registration Statement, the Prospectus and such other documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for our opinions set forth in this letter. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.

The Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the terms of the Agreement and the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

2.

The Warrants, when duly executed and delivered by the Company and issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the terms of the Agreement, applicable terms of the Warrants, and the resolutions adopted by the Board of Directors of the Company, will constitute valid and legally binding obligations of the Company.

Acer Therapeutics Inc.

March 22, 2023

3.

The Warrant Shares have been duly authorized and, if issued on the date hereof upon exercise of the Warrants in accordance with the terms of the Warrants and the resolutions adopted by the Board of Directors of the Company, would be validly issued, fully paid and nonassessable.

Our opinion set forth in paragraph 2 above is subject to and limited by the effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

We have assumed that neither the issuance and delivery of, nor the performance of the Company’s obligations under, the Warrants will (a) require any authorization, consent, approval or license of, or exemption from, or registration or filing with, or report or notice to, any governmental unit, agency, commission, department or other authority (a “Governmental Approval”) or (b) violate or conflict with, result in a breach of, or constitute a default under, (i) any agreement or instrument to which the Company or any of its affiliates is a party or by which the Company or any of its affiliates or any of its properties may be bound, (ii) any Governmental Approval that may be applicable to the Company or any of its affiliates or any of its properties, (iii) any order, decision, judgment or decree that may be applicable to the Company or any of its affiliates or any of its properties or (iv) any applicable law (other than the General Corporation Law of the State of Delaware and the law of the State of New York in each case as in effect on the date hereof).

Our opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP